Exhibit 10.19

Facility Abstract	China	Shanghai CAG Manufacturing	SP0320	November 21, 2003

Property Address:	Lot GFM 11, Entire Block, Free Trade Zone 412 Ying Luen Road, WaiGaoQiao Shanghai, FO China			Leased Agilent Asia

Signed (DD-MMM-YYYY)	29-Jun-2001	Commencement Date: 01-Feb-2002	Termination Date: 31-Jan-2012

Other Date:		Square Meters 10055	Square Feet: 108,232

Current Monthly Rent	U.S. Dollars	U.S. Dollars	Comment

Management Fee	3,036.66	3,036.66	Date of Next Change: 02/01/2012

Total Current Rent:	3,036.66	3,036.66

Option Type	Start Date	End Date Notification	Lease Section

Early Termination	01-Feb-2001	31-Jan-2011 01-Feb-2001	12.3

	Anytime during the lease term, the Tenant shall have the right to terminate the lease by paying 12 months’ rent as penalty and the deposit shall be forfeited.

Expansion Right	01-Feb-2001	31-Jan-2006 01-Feb-2001	14.1

	In the first 5 years, the Landlord shall reserve 2 lots for Tenant’s expansion (11,510sqm and 767sqm). In the first 3 years of the 5-year option period, the Landlord shall reserve the lots for free. The Tenant shall notify the Landlord whether it shall reserve the lots for the remaining 2 years. If so, the Tenant shall pay an Annual Reservation Fee.

Renewal	01-Feb-2011	31-Jan-2016 02-Dec-2010	4.2

	The Tenant shall have an option to renew for 2 further terms of 5 years each. The Tenant shall serve written notice to Landlord to exercise the option 60 days before lease expiry.

Right of First Refusal	01-Feb-2001	31-Jan-2006 01-Feb-2001	14.4

	In the first 5 years, the Tenant shall have a right of first refusal over a lot with a size 9,393sqm. In case the Landlord intends to sell, it shall serve 30 days’ notice to the Tenant. The Tenant shall have the priority to purchase under same terms and conditions the Landlord offers to a potential buyer. In case the Tenant intends to reserve the land, it shall pay an Annual Reservation Fee

Right of Purchase	01-Feb-2001	31-Jan-2011 01-Feb-2001	10.3 & 15.1

	In case the Landlord intends to sell the premises, the Tenant shall have the priority to purchase the premises. The Landlord shall serve 30 days’ notice to Tenant before selling of premises. Anytime during the lease term, the Tenant shall have the right to purchase the premises by serving 30 days’ notice to the landlord.

Termination	01-Feb-2011	01-May-2011 31-Dec-2010	12.2

	The Tenant shall have the right to continue to occupy the premises for a maximum period of 90 days (under same terms and conditions of this lease) after lease expiry if it serves at lease 30 days’ notice before lease expiry.

Clause Name	Description		Lease Section

Assignment and Subletting	The Tenant shall have the right to sublet or assign any part of the premises to a third party or to its parent or subsidiary or affiliated companies without Landlord’s prior consent. However, the Tenant shall inform the Landlord 30 days before the subletting or assignment.		10.1 & 10.2

Clause Name	Description	Lease Section

Currency	The Tenant may choose to pay rent in USD or RMB. Within the first 30 days after the Rent Commencement Date, the Tenant shall inform the Landlord the payment currency.	18.1

Default	The landlord may terminate the lease (a) If the rent shall not be payable when due or within 45 days after Tenant’s receipt of notice from Landlord, (b) If the Tenant shall be in breach of terms or conditions of the lease, and no remedy shall be made within 30 days after receipt of notice, and (c) If the Tenant become bankrupt. The Tenant shall pay an amount equivalent to 12 months’ rent as penalty. The deposit shall be forfeited.	11

Expansion	In the first 5 years, the Landlord shall reserve 2 lots for Tenant’s expansion (11,510sqm and 767sqm). The expansion space shall be adequate to build a construction with an area of not more than 20,000sqm and a car park with 100 spaces. In the first 3 years of the option period, the Landlord shall reserve the lots for free. The Tenant shall notify and pay the Landlord if it shall reserve the lots for the remaining 2 years. The Tenant may request the Landlord to construct a block with some building specifications as the existing premises in the expansion area. The 2nd phase shall not be less than 2 storeys.	14.1, 14.2 & 14.3

Insurance	The Landlord shall effect an maintain insurance during the construction period and lease term. The Tenant shall effect and maintain insurance for the commercial activities and Tenant’s assets during the decoration period and lease term.	7

Internal Decorations	30 days before the commencement of decoration work by Tenant, the Tenant shall submit the plans and drawings to the Landlord to review.	3.4

Notices	All notices shall be served in writing and delivered or posted to the addresses stated in the lease. The document shall be deemed to be effective 48 hours after posting.	18.13

Parking	The landlord shall provided a car park which can accommodate 47 vehicles and a loading and unloading area in this phase.	2.3

Possession	By 02-Oct-01, the Landlord shall deliver one floor of the premises to Tenant to start decoration. The Delivery Date of the main structure of the premises shall be 01-Nov-01. The Completion Date of the premises shall be 18-Dec-01. In case of late delivery of premises by Landlord, the Landlord shall give 2 days rent free period per each day of delay. If the delay exceeds 60 days, the Tenant shall have the right to terminate the lease. In that case, the Landlord shall pay a cash penalty to Tenant.	3.5 & 3.6

Premises	The total gross floor area of the premises is around 10,055sqm. Rent shall be adjusted accordingly if there is any difference in area.	2.2

Reinstatement	The Tenant shall not have the responsibility to reinstate the premises to the condition at lease commencement. The Tenant shall not have to repair fair and tear damages.	13.1

Renovations	The Tenant plans to complete the renovation within 3 months’ after the delivery of premises by Landlord. From 01-Nov-00 to 31-Jan-01, it shall be treated as Renovation Period. No rent shall be paid during that period. The Rent Commencement Date shall be 01-Feb-01.	4.1

Repair and Maintenance	The Landlord shall be responsible for the repair and maintenance of the structure and other facilities provided to the Tenant. In case of any defect, the Tenant may serve written notice to Landlord to repair. In case the Landlord shall fail to repair and the premises shall be rendered unusable, the rent payable shall be reduced according to the extent of damage during the period. The tenant may also extent the lease for a period same as the damaged period. In case the premises shall be rendered unusable for 90 days, the tenant may terminate the lease.	3.9, 6.4 & 6.8